Exhibit 10.1

CHANGE IN CONTROL AGREEMENT

THIS CHANGE IN CONTROL AGREEMENT (the “Agreement”) is entered into between Kimball International, Inc., an Indiana corporation (the “Company” or “Kimball”), and the undersigned executive employee (“Executive”).
Recitals

A.Executive is a key executive employee of Kimball whose knowledge and services are valuable to the Company in connection with its business and operations and the markets in which the Company competes.
B.Kimball recognizes that Executive's contribution to the growth and success of Kimball has been substantial and that it is in the best interests of Kimball to assure Executive's continued services for the benefit of Kimball, particularly in the event of a possible Change in Control.
C.It is in the best interests of the Company and its shareholders to encourage Executive to continue to devote his or her full attention and efforts to the success of the Company, without being distracted by personal concerns and risks created by a possible Change in Control.
D.[Applicable for Bob Schneider, Don Van Winkle, and Lonnie Nicholson: This Agreement constitutes an amendment and restatement of the Employment Agreement that Executive and Kimball entered into effective [effective date].]
Agreement

In consideration of the foregoing premises and the following mutual terms and conditions, Kimball and Executive agree as follows:
1.Definitions. The following definitions shall be applicable to and govern the interpretation of this Agreement. Capitalized terms not defined in this Agreement shall have the meanings set forth in the Executive’s [applicable for Bob Schneider, Don Van Winkle, Lonnie Nicholson, and Michelle Schroeder: Executive] Employment Agreement:
(a)“2003 Stock Plan” means the Kimball International, Inc. 2003 Amended and Restated Stock Option and Incentive Plan.
(b)“Affiliate” means any entity that is a member, along with Kimball International, Inc., of a controlled group of corporations or a group of other trades or businesses under common control, within the meaning of Code Section 414(b) or (c).
(c)“Award Agreement” means any agreement or other instrument evidencing a grant or award of Options, Stock Appreciation Rights, Restricted Shares, Deferred Share Units, Performance Shares, Performance Units, Relative Total Shareholder Return Units, or any other rights awarded under the 2003 Stock Plan.
(d)“Board of Directors” means the Board of Directors of Kimball.

(e)“Cause” means, with respect to termination of Executive's employment by Kimball, one or more of the following occurrences, as determined by the Board of Directors: (i) Executive's willful and continued failure to perform substantially the duties or responsibilities of Executive's position as those duties or responsibilities were recognized to include during the ninety (90) day period immediately prior to a Change in Control (not including those duties or responsibilities that were changed due to a Change in Control) or the willful and continued failure to follow lawful instructions of a senior executive or the Board of Directors, if such failure continues for a period of five days after Kimball delivers to Executive a written notice identifying such failure; (ii) Executive's conviction of a felony or of another crime that reflects in a materially adverse manner on Kimball in its markets or business operations; (iii) Executive's engaging in fraudulent or dishonest conduct, gross misconduct that is injurious to Kimball, or any misconduct that involves moral turpitude; (iv) Executive's material breach of his obligations under this Agreement; (v) Executive’s failure to uphold a fiduciary duty to Kimball or its shareowners; or (vi) Executive’s engaging in activity as an employee of Kimball that constitutes gross negligence. For any of the stated occurrences to constitute “Cause” under this Agreement, the Board of Directors must find that the stated act or omission occurred, by a resolution duly adopted by the affirmative vote of at least three-quarters of the entire membership of the Board of Directors, after giving reasonable notice to Executive and an opportunity for Executive, together with Executive's counsel, to be heard before the Board of Directors.
(f)“Change in Control” means the consummation of any of the following that is not an Excluded Transaction: (i) the acquisition, by any one person or more than one person acting as a Group, of Majority Ownership of a Relevant Company through merger, consolidation, or stock transfer; (ii) the acquisition during any 12-month period, by any one person or more than one person acting as a Group, of ownership interests in a Relevant Company possessing 35 percent or more of the total voting power of all ownership interests in the Relevant Company; (iii) the acquisition of ownership during any 24-month period, by any one person or more than one person acting as a Group, of 40 percent or more of the total gross fair market value of the assets of a Relevant Company; or (iv) the replacement of a majority of members of the Board of Directors during any 12-month period, by members whose appointment or election is not endorsed by a majority of the members of the Board of Directors prior to the date of the appointment or election. For purposes of this definition: “Relevant Company” means, with respect to Executive, Kimball International, Inc., any Affiliate that employs Executive; any entity that has Majority Ownership of either Kimball International, Inc. or that Affiliate, or any entity in an uninterrupted chain of Majority Ownership culminating in the ownership of Kimball International, Inc. or that Affiliate; “Excluded Transaction” means any occurrence that does not constitute a change in the ownership or effective control, or in the ownership of a substantial portion of the assets of, a Relevant Entity within the meaning of Code Section 409A(a)(2)(A)(v) and its interpretive regulations; “Majority Ownership” of an entity means ownership interests representing more than fifty percent (50%) of the total fair market value or of the total voting power of all ownership interests in the entity; “Group” has the meaning provided in Code Section 409A and its interpretive regulations with respect to changes in ownership, effective control, and ownership of assets; and an individual who owns a vested option to purchase either stock or another ownership interest is deemed to own that stock or other ownership interest.
(g)“Code” means the Internal Revenue Code of 1986, as amended.
(h)“Compensation Payment” means a payment by Kimball to or for the benefit of Executive in the nature of compensation, whether paid or payable pursuant to this Agreement or otherwise.

(i)“Control Termination Period” means the time period beginning one year before a Change in Control and ending on the earlier of (i) two years following that Change in Control or (ii) Executive's death.
(j) “Deferred Compensation” means compensation provided under a nonqualified deferred compensation plan as defined in, and subject to, Code Section 409A.
(k)“Effective Date” means __[insert date].
(l)“[Applicable for Bob Schneider, Don Van Winkle, Lonnie Nicholson, and Michelle Schroeder: Executive] Employment Agreement” means that agreement, if any, [applicable for Bob Schneider, Don Van Winkle, and Lonnie Nicholson: amended and restated] [applicable for other Executives: entered into] by and between the Executive and Kimball on [insert date], a copy of which is attached hereto and incorporated herein by reference.
(m)“Good Reason” means, with respect to the termination of employment by Executive, one or more of the following occurrences: (i) a material adverse change in the nature or scope of Executive's duties and responsibilities as those were recognized to include in the ninety (90) day period immediately prior to a Change In Control, not including changes made in anticipation of said Change In Control; (ii) a reduction in Executive's base salary rate or reduction in bonus category; (iii) a reduction of 5 percent or more in value of the aggregate benefits provided to Executive and his dependents under Kimball's employee benefit plans; (iv) a significant diminution in Executive's position, authority, duties, or responsibilities; (iv) a relocation of Executive's principal site of employment to a location more than fifty (50) miles from the principal employment site; or (v) failure by Kimball to obtain the assumption agreement from any successor as contemplated in Section 10(a). None of the identified events, however, will constitute “Good Reason” unless each of the following procedural conditions is satisfied: within 90 days of the initial occurrence of the event, Executive must give written notice to Kimball of such occurrence; Kimball must have failed to remedy that occurrence within thirty 30 days after receiving such notice, and Executive must resign no later than 12 months after the initial occurrence of the event.
(n)“Kimball” means Kimball International, Inc., any Affiliate, and any successor to the business or assets of Kimball International, Inc. that executes and delivers the agreement provided for in Section 11 of this Agreement or which otherwise becomes bound by all of the terms and provisions of this Agreement by the operation of law.
(o)“Notice of Termination” means a written notice, from the party initiating Executive's employment termination to the other party and the facts and circumstances claimed to provide the basis for termination.
(p)“Parachute Payment” means a “parachute payment,” as defined in Code Section 280G(b)(2), that would subject any Compensation Payment to the excise tax imposed by Code Section 4999 or the denial of deduction imposed by Code Section 280G.
(q)“Professional Services Firm” means a nationally recognized certified public accounting firm or compensation consulting firm mutually selected by Kimball and Executive.
(r)“Profit Sharing Bonus” means the compensation awarded to Executive pursuant to the 2010 Profit Sharing Incentive Bonus Plan or any replacement thereof.
(s)“Shares” means unrestricted shares of common stock of Kimball, traded on NASDAQ under the symbol KBAL, formerly referred to as Class B.

(t)“Termination Date” means the later of the actual date of Executive’s termination of employment or the date of consummation of a Change in Control, if Executive's employment is terminated during a Control Termination Period.
(u)“Value” means, with respect to Executive and a determination date, the following amounts, computed without regard to any termination of rights that would otherwise occur under the applicable plan because of Executive's cessation of continuous service as of that determination date: (i) for Executive's Options and related Stock Appreciation Rights awarded under the 2003 Stock Plan, the excess, if any, of (A) the market value as of the determination date of all Shares subject to Executive's option awards over (B) the aggregate exercise price for those Shares under those option awards; (ii) for Executive's Restricted Shares awarded under the 2003 Stock Plan, the market value of those Shares as of the determination date; (iii) for Executive's Deferred Share Units awarded under the 2003 Stock Plan, the product of (A) the number of Executive's Deferred Share Units and (B) the sum of the market value of a Share as of the determination date and all dividends credited on a Share as of that date under the applicable award agreement; (iv) for Executive's Performance Shares awarded under the 2003 Stock Plan, the market value of the Shares as of the determination date; (v) for Executive's Performance Units awarded under the 2003 Stock Plan, the product of (A) Executive's Performance Units and (B) the market value of Share as of the determination date; and (vi) for Executive's benefits under the 2010 Profit Sharing Incentive Bonus Plan, the cash value of those benefits. For purposes of this definition, the term “market value” has the same meaning as the term “Market Value” as defined in the 2003 Stock Plan.
2.Employment at Will. As provided under the Executive’s [applicable for Bob Schneider, Don Van Winkle, Lonnie Nicholson, and Michelle Schroeder: Executive] Employment Agreement, Executive is employed by Kimball as an employee at will. Except as provided in Section 7, Executive may terminate employment with Kimball voluntarily at any time, with or without Good Reason, and Kimball may terminate Executive's employment at any time, with or without Cause, by providing the other party a Notice of Termination.
3.Acceleration of Rights and Payments upon Termination due to Change in Control. If Executive's employment is terminated during a Control Termination Period by Kimball without Cause or by the Executive for Good Reason, the Executive shall be entitled to the benefits described in this Section.
(a)Base Salary and Vacation Pay. As soon as practicable following the Termination Date, Kimball will pay Executive’s full base salary and vacation pay accrued through the Termination Date at the rate in effect on the date Notice of Termination is given.
(b)Enhanced Severance Pay. As soon as practicable following the Termination Date, Kimball will pay Executive, in lieu of benefits otherwise described in the Kimball Severance Benefits Plan, severance pay equal to two times the sum of (i) Executive's annual base salary at the highest rate in effect during the three (3) years immediately preceding the last day of employment and (ii) the higher of either Executive's target bonus for the period in which the last day of employment occurs or Executive's average annual bonus award for the three annual bonus periods immediately preceding the last day of employment.
(c)Welfare and Fringe Benefits. As soon as practicable following the Termination Date, Kimball will pay Executive, in lieu of Company-paid coverage for Executive and his dependents under Kimball's welfare and fringe benefit plans, a reimbursement amount equal to two times the product of (i) fifty thousand dollars ($50,000) and (ii) a fraction, the numerator of which is the Employment Cost Index, as published by the U.S. Bureau of Labor Statistics, for the completed calendar quarter immediately preceding Executive's Termination Date, and the denominator of which is the Employment Cost Index for the first calendar quarter of 2015. In addition, Executive may elect health continuation coverage in accordance with the Consolidated Omnibus Budget Reconciliation Act at the Executive's expense.
(d)Outplacement Assistance. To assist Executive in obtaining replacement employment, Kimball will reimburse Executive for up to $25,000 of the costs of outplacement services during the first twelve months following the Termination Date.
(e)Acceleration of Rights and Payment.
(1)Incentive Plan Rights. As of the Termination Date, (i) Executive's Options and related Stock Appreciation Rights awarded under the 2003 Stock Plan will become fully vested and exercisable; (ii) the Restricted Period will end for Executive’s Restricted Shares awarded under the 2003 Stock Plan; (iii) Executive’s Deferred Share Units awarded under the 2003 Stock Plan will become fully vested and payable; (iv) Executive's Performance Share Units under the Relative Total Shareholder Return program of the 2003 Stock Plan will be adjusted according to the terms of the Award Agreements for such Performance Share Units; (v) Executive will become entitled to payment at target for all other Performance Shares or Performance Units awarded under the 2003 Stock Plan; and (vi) Executive will become entitled, under the 2010 Profit Sharing Incentive Bonus Plan or any subsequent replacement plan, to receive any bonus payments due for the fiscal year immediately preceding the Termination Date and a prorated share of bonus payments at target for the fiscal year in which the Termination Date occurs. As soon as practicable following the Termination Date, Kimball will make a single payment to Executive, equal to the aggregate Value of all benefits under the plans identified in this subsection (1), in the form of cash, Shares, or a combination of cash and Shares, as determined by the Compensation Committee of the Board of Directors, in its sole discretion. That single payment will constitute payment in full and complete satisfaction of Executive’s rights and benefits under all of Executive’s award agreements and the applicable plans.
(2)SERP Rights. As of the Termination Date, Executive will become fully vested in the Makeup Contributions Account in the Supplemental Employee Retirement Plan and, without regard to Executive’s payment elections previously made under that plan, will receive all benefit amounts under that plan in a single, lump-sum cash payment as soon as practicable following the Termination Date.
(3)Amendment of Award Agreements. To the extent that the provisions of this subsection are inconsistent with the provisions of Executive’s Award Agreements, Executive and Kimball hereby amend those Award Agreements to include the provisions of this subsection, which supersede any inconsistent provisions of the Award Agreements.
(4)Failure to Assume. For [applicable for Bob Schneider, Don Van Winkle, and Lonnie Nicholson: any grants made after June 30, 2015, for] purposes of vesting and payment timing of the incentive plan rights under the preceding subsection (1) and the SERP rights under the preceding subsection (2), the effective date of a Change in Control shall be deemed a Termination Date, even if Executive has not yet incurred a termination of employment, except to the extent that any successor either (i) assumes (by agreement or by operation of law) Kimball's obligations with respect to those incentive plan rights and SERP rights or (ii) substitutes benefit rights that, as of the Change in Control, are at least as favorable to Executive with respect to value, vesting, and payment terms
(5)[Applicable for Bob Schneider, Don Van Winkle, and Lonnie Nicholson: Acceleration for Certain Awards. The effective date of a Change in Control shall be deemed a Termination Date, even if Executive has not yet incurred a termination of employment, for purposes of vesting and payment timing of (i) incentive plan rights under the preceding subsection (1) that are subject to Award Agreements in effect as of June 30, 2015 and (ii) SERP rights under the preceding subsection (2).]
4.Retention Bonus. In the event Executive's employment continues after the effective date of a Change in Control, as an incentive for Executive to remain as an employee to assist with transition matters, Kimball will offer Executive a retention bonus equal to twenty percent (20%) of Executive's annual base salary in effect immediately before the Change in Control.
(a)Initial Retention Period. If Executive remains an employee of Kimball or its successor throughout the initial retention period of three months following the Change in Control, Kimball or its successor will pay to Executive the retention bonus as soon as practicable following the end of the initial retention period.
(b)Additional Retention Period. In the event Executive's employment continues past the end of the initial retention period, and if Executive remains an employee of Kimball or its successor throughout an additional retention period of three months following the end of the initial retention period, Kimball or its successor will pay to Executive an additional retention bonus in the same amount as soon as practicable following the end of the additional retention period.
(c)Termination. If Executive's employment is terminated, during either the initial or additional retention period, by Kimball or its successor without Cause or by Executive for Good Reason, Kimball or its successor will pay to Executive any previously unpaid retention bonus in the same amounts and at the same times as if he had remained an employee of Kimball or its successor through the end of that initial or additional retention period.
(d)Death or Disability. If Executive dies or incurs a Disability at any time during the initial or additional retention period, Kimball or its successor will pay to Executive, or to his estate in the event of death, a prorated portion of the retention bonus for that initial or additional retention period. The prorated retention bonus payment will be paid in an amount equal to the product of (i) the retention bonus for that retention period and (ii) a fraction, the numerator of which is the number of days from the first day of that retention period to the Termination Date, and the denominator of which is the aggregate number of days in that retention period. Any prorated retention bonus amount unpaid as of the date of death or Disability will be paid at the end of the retention period in which the death or Disability occurs.
5.Code Section 409A. Despite any other provisions of the Agreement to the contrary, any Deferred Compensation payments otherwise due under this Agreement will be paid in accordance with this Section.
(a)Post-Termination Payment Suspension. If as of the date his or her employment terminates, Executive is a “specified employee” within the meaning of Code Section 409A, and Kimball has stock that is publicly traded on an established securities market or otherwise, any Deferred Compensation payments otherwise payable because of employment termination will be suspended until the first day of the seventh month following the month in which the Executive’s last day of employment occurs, and the Deferred Compensation payments in the seventh month will include all previously suspended amounts.
(b)Interpretation. This Agreement shall be interpreted and applied in a manner consistent with the standards for nonqualified deferred compensation plans established by Code Section 409A and its interpretive regulations and other regulatory guidance. To the extent that any terms of the Agreement would subject Executive to gross income inclusion, interest, or additional tax pursuant to Code Section 409A, those terms are to that extent superseded by, and shall be adjusted to the minimum extent necessary to satisfy, the applicable Code Section 409A standards.
(c)Supplemental Payment. If Executive incurs special liability for interest or additional tax on Deferred Compensation payments pursuant to Code Section 409A(a)(1)(B) (“Special Tax Liability”), Kimball will make a supplemental payment to Executive equal to the Special Tax Liability plus all income liability on the supplemental payment.
6.Parachute Payments. Despite any other provisions of this Agreement to the contrary, no Compensation Payments otherwise payable to Executive will be paid that would constitute a Parachute Payment.
(a)Determination by Professional Services Firm. In the event that Kimball determines that any Compensation Payment may constitute a Parachute Payment, Kimball shall engage, at its expense, a Professional Services Firm to make an initial determination whether any Compensation Payment proposed to be made to Executive would, more likely than not, constitute a Parachute Payment. The Professional Services Firm shall provide its determination, together with detailed supporting calculations and documentation, to Kimball and Executive within thirty (30) days of the Termination Date. If the Professional Services Firm determines that no Compensation Payment will constitute a Parachute Payment, it shall furnish Kimball and Executive a written opinion to that effect. The determination shall be binding, final and conclusive upon Kimball and Executive.
(b)Reduction to Avoid Excise Tax. If the Professional Services Firm determines that any Compensation Payment proposed to be made to Executive would constitute a Parachute Payment, the Professional Services Firm will provide Kimball and Executive a written opinion to that effect, setting forth with particularity the smallest amount by which total Compensation Payments must be reduced to avoid the denial of any deduction pursuant to Code Section 280G or the imposition of any excise tax pursuant to Code Sections 4999. The Compensation Payments shall be reduced, in the order of priority designated by Executive in written instructions, to the minimum extent necessary so that none of the Compensation Payments, in the opinion of the Professional Services Firm, would constitute a Parachute Payment. If the Executive does not provide such written instructions within thirty (30) days following receipt of the Professional Services Firm's written opinion, the reduction shall apply in the order determined by Kimball in its discretion. Any determination by the Professional Services Firm under this paragraph shall be binding, final and conclusive upon Kimball and Executive.
7.Obligation to Remain an Executive. In the event any other corporation, person or group of persons acting in concert begins a tender or exchange offer, circulates a proxy to shareholders or takes other steps known to Executive to effect a Change in Control, Executive agrees he or she will not voluntarily leave the employment of Kimball without Good Reason and will devote his or her best efforts to render full-time services to Kimball commensurate with Executive's position, until the earliest of the following: (a) such other corporation, person or group has abandoned or terminated efforts to effect a Change in Control; (b) a Change in Control has occurred; or (c) this Agreement has been terminated.
8.Exclusive Remedy.
(a)No Other Change in Control Benefits. Except as expressly provided in this Agreement, the Executive shall not be entitled to any termination, severance, or change in control compensation or benefits from the Company as a result of any Change in Control or employment termination during a Control Termination Period.
(b)No Limitations on Regular Benefit Plan. Except as provided in Section 3(c), this Agreement is not intended to and shall not affect, limit or terminate Executive's rights under any compensation or benefit plans, programs or arrangements of Kimball that are generally available to officers of the Company, including without limitation, the Company’s 2003 Stock Plan.
(c)Release of Claims. Notwithstanding anything in this Agreement to the contrary, the Executive shall not be entitled to receive the payments and benefits described in Section 3 of this Agreement unless (i) the Executive executes and delivers to Kimball a general release of claims in a form satisfactory to Kimball (the “General Release”) and (ii) the Executive does not revoke the General Release during the period of time (if any) specified in the General Release during with the Executive may revoke it (“Revocation Period”). If the Executive is at least 40 years of age at the time she or he executes the General Release, the General Release will provide for a Revocation Period of at least seven (7) days. If the General Release does not provide for a Revocation Period, then the Revocation Period shall be deemed to have expired on the date the Executive executes the General Release. The General Release shall not require the Executive to release any rights the Executive may have to be indemnified by the Company or that are otherwise provided under this Agreement. If the permissible period for the execution and delivery of a General Release extends beyond the end of a calendar year, and if the Executive executes and delivers the General Release at any time during that period, the General Release will be deemed delivered on the last day of that permissible period.
9.Restrictive Covenants. The Executive shall not be entitled to receive any payments or benefits under this Agreement unless the Executive complies in full with the restrictive covenants prescribed in Executive's [applicable for Bob Schneider, Don Van Winkle, Lonnie Nicholson, and Michelle Schroeder: Executive] Employment Agreement.
10.Notices. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered personally, mailed by United States certified mail, return receipt requested, postage prepaid, or sent by prepaid overnight express mail, addressed as follows:
If to Kimball:
Kimball International, Inc.
1600 Royal Street
Jasper, Indiana 47549
Attn.: Secretary to the Board

If to Executive:
To the address set forth on the last page of this Agreement.

Either party may change the address to which notices are to be sent by written notice to the other party. Notice of change in notice address shall be effective only upon receipt by the other party.
11.Successors; Binding Agreement.
(a)Kimball will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Kimball expressly to assume and agree to perform this Agreement in the same manner and to the same extent that Kimball would be required to perform it if no such succession had taken place. Failure of Kimball to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to compensation from Kimball in the same amount and on the same terms as Executive would be entitled under this Agreement if such succession had not occurred, except that for the purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Termination Date.
(b)This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
12.Legal Actions.
(a)This Agreement shall be governed by the laws of the State of Indiana excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this agreement to the substantive law of another jurisdiction.
(b)Any legal action seeking to enforce the terms of this Agreement, or based on any right arising out of this Agreement must be brought in the appropriate court located in Dubois County, Indiana, or if jurisdiction will so permit, in the Federal District Court for the Southern District of Indiana. Kimball and Executive hereby consent to the jurisdiction over each of them by such courts and waive all objections based on venue or inconvenient forum.
13.Amendment and Termination.
(a)This Agreement becomes effective as of the Effective Date and shall continue in effect until the earlier of the following: (i) it is terminated by Kimball as provided in subsection (b) of this Section or (ii) the Executive's employment termination prior to commencement of Control Termination Period.
(b)Outside of a Control Termination Period, this Agreement may be terminated or amended in writing by Kimball at any time, effective upon written notice of the amendment or termination to Executive. No amendment or termination will be effective, however, with respect to a Change in Control that occurs within one year following the date of the amendment or termination.
14.Miscellaneous.
(a)It is the intention of Executive and Kimball to make the promises contained in this Agreement reasonable and binding only to the extent that it may be lawfully done under existing applicable laws. In the event any part of this Agreement is determined by a court to be overly broad or otherwise unenforceable, it is the desire of Kimball and Executive that the court shall substitute a reasonable judicially enforceable limitation in place of the unenforceable portion of the Agreement. This Agreement constitutes the entire and exclusive agreement between Executive and Kimball, and it supersedes all prior agreements, whether written or oral, concerning the subject matter of this Agreement.

(b)No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions at the same or at any subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter of this Agreement have been made by either party which are not set forth expressly in this Agreement.
(c)In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Executive obtains other employment.

Kimball, by its duly authorized [applicable for Bob Schneider: Director] [applicable for other Executives: Officer], and Executive have each respectively caused this Agreement to be executed as of the Effective Date.

KIMBALL INTERNATIONAL, INC.	EXECUTIVE
By; __________________________________	______________________________________
[Director or Officer]	[Employee name]
[Title]	[Address]